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                                                                    EXHIBIT 99.1


TELECONFERENCE SCRIPT
FINAL  - 10:30 A.M. EST
FEBRUARY 14, 2000

Moderator

Good morning, this is Michael Geczi from Sitrick And Company and I would like to welcome you to the JDN Realty Corporation conference call.

I assume all of you have read the news release we issued this morning announcing the fact that JDN has established a temporary Office of the Chief Executive Officer, in light of the resignation of J. Donald Nichols as CEO. As you know from the release, Mr. Nichols will continue as non-executive Chairman of the company. The new Office of the CEO will be shared by two members of JDN's senior management - William J. Kerley, the Chief Financial Officer, and Elizabeth L. Nichols, the President.

Bill and Elizabeth will be conducting this conference call with you this morning, and I will turn the call over to them in a moment. But, first, I want to reemphasize the fact that, as noted in our conference call advisory this morning, the call will be one-way only. Given the fact that the special committee is engaged in an ongoing inquiry, and we have not yet released our financial results for 1999, there will be no question-and-answer session at the conclusion of this presentation. A replay of this call will be available in two hours, and can be accessed for up to one week. The replay number is (800) 642-1687. The conference ID number is 752187.

Before we can get started, I need to read you the following:

JDN Realty Corporation considers certain of the following statements,, with respect to the Company's beliefs and expectations of the outcome of future events, such as the estimates of the amounts and accounting treatment for the unreported compensation and

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transactions noted in this release, to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. We caution you that a number of factors may adversely affect the Company and its results of operation. Other risks, uncertainties and factors that could adversely affect the Company and its operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

I'll now turn this over to Bill Kerley

Bill?

Bill Kerley

Thank you, Mike. Good morning.

Perhaps it would be helpful if I spent a few moments reviewing the details of today's announcement:

- First of all, Donnie Nichols has resigned, effective immediately, as Chief Executive Officer, but will remain as non-executive Chairman of the Board of Directors with responsibility for maintaining and creating tenant relationships and for identifying development opportunities for the company. Following my remarks, Elizabeth Nichols will provide you with additional information on Donnie's new responsibilities.




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-    Secondly, an interim Office of the Chief Executive Officer (CEO) has been created and will be headed by Elizabeth Nichols and me. A search committee of the Board, chaired by William G. Byrnes, also has been created to initiate immediately a nationwide search for a permanent CEO. Other members of the committee are William B. Greene and Philip G. Satre, each of whom is a non-management board member.

- We also announced that the public release of our earnings for the year ended December 31, 1999, will be delayed and is not expected to occur before the beginning of March 2000. The delay is the result of the company's discovery of certain real estate transactions, which included undisclosed compensation arrangements and related party transactions involving Jeb L. Hughes, senior vice president of development for JDN Development Company, and C. Sheldon Whittelsey, IV, vice president of development, both of whom have resigned effective immediately.

- Furthermore, the law firm associated with these transactions has been terminated.

Now, let me spend a few moments on these transactions, which were not accurately recorded in the company's accounting records, and were not accurately recorded or disclosed in JDN's audited financial statements for its years ended December 31, 1994 through 1998. A substantial number of these transactions were approved by Donnie Nichols. However, let me add that all of the subject transactions - INCLUDING THOSE THAT WERE NOT APPROVED BY DONNIE -- violated the policies of the company and JDN Development Company. The company does not believe that Donnie received any personal remuneration from these transactions. Additionally, it is important to understand that the subject transactions involved 21 of the company's approximately 150 development projects over the indicated five-year period.


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As a result of the discovery, a special committee of non-management members of the Board of Directors was formed, has engaged counsel, and is conducting an inquiry into the nature and extent of these transactions and their impact on the company's financial statements and credit agreements.

Now, as to the financial impact of the discovered transactions:

According to information currently available, the company believes that the approximate total of unreported compensation for the years 1994 through 1998 was as follows:

- In 1994, UNREPORTED COMPENSATION WAS $600,000. We had net income of $3 million and funds from operation of $9.8 million

- In 1995, UNREPORTED COMPENSATION WAS $800,000. Net income was $10.7 million and FFO was $17.2 million.

- In 1996, UNREPORTED COMPENSATION WAS $1 MILLION. Net income was $16.7 million and FFO was $24.7 million.

- In 1997, UNREPORTED COMPENSATION WAS $1 MILLION. Net income was $21.3 million and FFO was $37.7 million.

- In 1998, UNREPORTED COMPENSATION WAS $1.5 MILLION. Net income was $41.4 million and FFO was $56.8 million.

We continue to review these foregoing periods, as well as the company's unaudited periods in 1999. These numbers exclude additional sums for the excess of the fair value over the company's cost for certain land conveyances and also exclude any related



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payroll or income tax liabilities, which are still being evaluated. In addition, these amounts include certain sums that the company may seek to recover.

The compensation and other amounts are likely to be accounted for as an expense for each of the year's incurred, which would result in a restatement of the company's financial statements for each of those years, and reduce net income and funds from operations for those periods.

It is important to point out that we believe the net-asset value of our real estate is not adversely affected by these transactions.

We currently believe that the inaccuracies in our financial statements are a breach of certain non-financial and non-operating covenants included in JDN's principal credit facility and, thus, constitute a default. We are discussing with our banks obtaining, to the extent necessary, a waiver of any uncured default. A default under the credit agreement, if not waived, could result in a default under the company's indenture relating to its unsecured medium-term notes.

Finally, we do not believe that the company's qualification as a real estate investment trust (REIT) for federal income tax purposes is likely to be affected by the undisclosed compensation or related party transactions.

Now, I'd like Elizabeth Nichols to say a few words.

Elizabeth?

Elizabeth Nichols

Thank you, Bill.


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I think Bill's remarks provide you with a good sense of the events to date. What
I would like to do now is briefly discuss where JDN is going from here.

JDN Realty is one of the most highly regarded - and best-performing - companies in the REIT industry. This has not occurred by happenstance -- nor is it the result of the activities of just a few people. It is directly attributable to a sound operating strategy, an outstanding management team - with breadth and depth - and to extremely dedicated employees who are assisting us through this process.

Our mission has been clear: to create shareholder value through the development, asset management, acquisition and disposition of shopping centers.

We have been effective in implementing our strategy - OVER THE LONG TERM -- because of five distinct competitive advantages that set JDN apart from its competition. I'd like to take a minute to briefly discuss these:

- First of all, during our 20-plus-year history, we have earned a reputation for delivering what is expected of us ... the fact is, we have never failed to meet our commitments to our anchor tenants for reliability, consistency and predictability.

- Another advantage, without question, is the strength and quality of our relationships ... we do business, and have for a long time, with some of the nation's leading retailers

- A strong asset management process is another point of differentiation. This includes management, leasing, acquisition and disposition

- We have dedicated and experienced employees who form the backbone of our organization



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-    We are financially strong

These competitive advantages drive our operating performance, some of the highlights of which I would like to emphasize to you:

- THE QUALITY OF OUR INCOME STREAM IS EXTREMELY HIGH. The fact is, 50 percent of the rent we collect is derived from investment grade tenants ... many of which are on long-term contractual leases.

- OUR OCCUPANCY LEVELS CONSISTENTLY ARE HIGH. We have consistently maintained at least 95% occupancy levels in our operating portfolio, including acquisitions we have currently bought for releasing. Additionally, our recently completed development projects are at 98% occupancy rates.

- OUR DISPOSITION PROGRAM IS ACTIVE AND HEALTHY. We have consummated the previously announced sale of approximately $140 million of completed projects since September 30, 1999.

- OUR DEVELOPMENT PIPELINE IS ROBUST. As you recall, our development pipeline stood at $312.2 million as of September 30, 1999. There has been no let up since that time

Now, let me speak briefly about our development activities.

The responsibilities previously held by Mr. Hughes and Mr. Whittelsey will be assumed by several members of our senior development team, including Jim Angeloni, Mark Goldberg and Steve Lane, all of whom will continue to handle tenant relationships and new developments. Additionally, David Henzlik, who has been JDN's Director of Leasing, joined the development team late last year.



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Each of these persons is highly experienced with tenant relationships and/or the development process. For example, Jim Angeloni has developed more than two million square feet of retail space for such national retailers as Wal-Mart, Lowe's, Sam's Club, Kohl's and Staples. Mark Goldberg's experience furthers our development opportunities in the important intermountain region, where many of our anchor tenants are adding stores and actively seeking JDN's help with their growth plans.

In his new role, Donnie Nichols will assist the effort by identifying development opportunities for the company. He will:

- Continue to maintain and capitalize on our many tenant relationships in the retail industry

-    Create new tenant relationships

- Identify development opportunities for the company, focusing on both an assignment-driven and location-driven basis

That concludes my remarks. In closing, I want to say to you that JDN is committed to communicating with you as frequently and as completely as we possibly can during this period. Obviously, we are constrained, both by an upcoming earnings announcement as well as the ongoing inquiry. We will do our best to get information as we are able.

We are a strong company, with talented management, dedicated employees, strong business fundamentals and the right strategy.

We are moving ahead with confidence.

Thank you.




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